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Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION	CONTACT: MICHAEL N. KENNEDY
1600 BROADWAY, SUITE 2200	MANAGER—INVESTOR RELATIONS
DENVER, COLORADO 80202	(303) 812-1739

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES PLANS TO PURCHASE UNOCAL PROPERTIES

        DENVER, COLORADO—September 21, 2003—Forest Oil Corporation (NYSE:FST) (Forest) announced today that it has signed an agreement with Union Oil Company of California ("Unocal") to purchase properties in South Louisiana and offshore Gulf of Mexico. Forest expects the transaction to close on October 30, 2003. The transaction is subject to customary closing conditions.

        At closing, Forest believes that estimated proved reserves to be acquired will be approximately 150 BCFE and that the adjusted purchase price will be approximately $260 million. Assuming an October 30 closing date, Forest estimates the properties will add about 5 BCFE to Forest's 2003 production or an average of approximately 80 MMCFE per day for the last two months of the year. Forest believes the transaction will be accretive to earnings, cash flow, free cash flow and return on capital employed. Forest intends to finance the acquisition with a combination of internally generated funds, equity and debt. J.P. Morgan Securities Inc. was an advisor to Forest in the transaction.

Hedging

        As a part of the transaction, Unocal has agreed to put in place and assign to Forest NYMEX natural gas hedges covering 70,000 MMBTU per day for the period October 1, 2003 to December 31, 2005. The agreement stipulates the following prices:

      October—December 2003 $5.18
      January—December 2004 $5.03
      January—December 2005 $4.74

        If the actual contracts assigned are at prices different than those stipulated, a purchase price adjustment will be made.

Property Description

        The properties subject to the agreement include approximately 273,000 net acres (95,000 net undeveloped acres) in 128 blocks offshore and in 3 fields onshore Louisiana. Forest will operate approximately 70% of the production associated with these assets. Forest anticipates that it will spend about $60 million of capital on the properties over approximately the next two years.

Deep Shelf Exploration Farm-in Agreement

        Forest has agreed to grant Unocal the right to farm-in deep rights on 41 of the purchased blocks at predetermined terms for a period of three years. Under this agreement, if Unocal proposes to Forest a prospect at a depth greater than 14,000 feet subsea, Forest will have an election to either participate for an interest equal to Unocal or receive an overriding royalty interest.

Impact on Gulf Region Business Unit

        As a result of the proposed transaction, Forest believes it will be ranked in the top 6 companies operating on the shelf of the Gulf of Mexico in terms of both acreage held and production. Forest believes this increased scale in the Gulf will enable it to further reduce per unit cash costs, obtain favorable contracts, and improve efficiencies in its operations.

Strategic Rationale

        Forest believes this acquisition will provide excellent returns from proved reserves. It will also increase Forest's presence in the Gulf of Mexico shelf and South Louisiana, which will allow the company to achieve cost reductions, improve near-term opportunities for exploitation and capitalize on deep shelf opportunities. Forest believes that by being the 5th largest acreage holder on the shelf it will be an important participant in the developing deep shelf play.

        Craig Clark, Forest's President and CEO stated, "This acquisition plays to our strength in the Gulf Region and makes us a stronger competitor in the Gulf of Mexico and Onshore Gulf Coast. The Gulf Onshore and Offshore Region is Forest's most profitable business unit and has generated excellent returns over the last ten years. Acquisitions in all regions will continue to be a part of our strategy, and I am pleased we could negotiate this transaction with Unocal quickly. We have enjoyed a good relationship with Unocal."

        Forrest Hoglund, who will become Forest's new Chairman at the end of the month, said, "This transaction is the type of acquisition that we intend to continue to pursue. We are very pleased that after being in place only 50 days, Craig and his team were able to make a significant low-risk, bolt-on acquisition in our core area."

2003 Acquisition Activity

        This will be the fourth acquisition that Forest Oil has undertaken since May 2003. The following table summarizes these transactions:

Acquisition	Purchase Price (MM)	Estimated Production (MMcfe/d)	Estimated Proved Reserves (Bcfe)	Undeveloped Acreage
South Bonus*	$5.8	2.0	5.4	46,000
McAllen Ranch*	12.3	5.0	11.8	13,000
Permian Properties*	33.2	9.0	31.8	—
Unocal Properties**	260.0	80.0	151.1	95,000

Total	$311.3	96.0	200.1	154,000

*
Estimated proved reserves on the closing date of the acquisition and current production.

**
Estimated proved reserves and production on October 30, 2003.

        The onshore component of the acquisitions represents approximately 42% of the total acquired estimated proved reserves and 24% of the current production on the acquired properties. There is currently ongoing activity in the acquired onshore fields.

NON-GAAP FINANCIAL MEASURES

        In addition to reporting net cash provided by operating activities as defined under U.S. Generally Accepted Accounting Principles (GAAP), Forest also presents free cash flow, which consists of operating cash flow before working capital changes less capital expenditures; cash costs, which consist of lease operating, general and administrative and interest expense; and return on capital employed, which consists of earnings before interest and taxes divided by the difference between total assets and current liabilities. Management uses these measures to assess the company's ability to generate cash to fund exploration and development activities and to service debt. Management interprets trends in these measures in a similar manner as trends in cash flow and liquidity. Free cash flow should not be considered as an alternative to net cash provided by operating activities as defined by GAAP.

FORWARD-LOOKING STATEMENTS

        This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that the Company assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2002 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

TELECONFERENCE CALL

        Forest Oil Corporation management will hold a teleconference call on Monday, September 22, 2003, at 10:00 a.m. EST (8:00 a.m MST) to discuss the acquisition. If you would like to participate please call 1 (888) 781-5307 (for U.S./Canada) or 1 (706) 634-0611 (for International) and request the Forest Oil teleconference or conference ID # 2954192.

        A replay will be available from September 22, 2003 through September 29, 2003. You may access the replay by dialing toll free 1 (800) 642-1687 (for U.S./Canada) or 1 (706) 645-9291 (for International), confirmation ID # 2954192. Please note that the reservation number is not needed to access the teleconference, only the replay.

* * * * *

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Alaska, Louisiana, Oklahoma, Texas, Utah, Wyoming and the Gulf of Mexico, and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.ForestOil.com.

September 21, 2003

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  Exhibit 99.1
FOREST OIL ANNOUNCES PLANS TO PURCHASE UNOCAL PROPERTIES